Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL TO ACQUIRE 60% CONTROLLING INTEREST IN ARCADIA INC.

Addition of Leading Architectural Building Products Manufacturer to Significantly Expand DMC’s Addressable Market

Acquisition Expected to be Accretive to Earnings in 2022;
Will Double DMC’s Consolidated Annual Sales to Nearly $500 Million, Enhance Gross Margin

BROOMFIELD, Colo. – December 17, 2021 – DMC Global Inc. (Nasdaq: BOOM), a diversified holding company, has signed a definitive agreement to acquire a 60% controlling interest in privately held Arcadia Inc. for $282.5 million in cash and DMC stock. Arcadia is a leading U.S. supplier of architectural building products, which include exterior and interior framing systems for low and mid-rise commercial buildings, windows, curtain walls, interior partitions, and highly engineered windows and doors for the high-end residential real estate market.

Transaction details
•DMC will purchase a 60% interest in Arcadia for $282.5 million, subject to final purchase price adjustments and closing conditions
◦$262.0 million of the purchase price to be paid in cash and $20.5 million will be paid in DMC stock
◦Cash portion to be financed with cash and marketable securities on DMC’s balance sheet and funds from a $150.0 million senior credit facility
•DMC’s total debt-to-adjusted EBITDA leverage ratio after closing will be 2.79 based on total borrowings of $150.0 million and pro forma adjusted EBITDA of $53.7 million; total net debt-to-adjusted EBITDA leverage ratio will be 2.25 based on net debt of $120.8 million and pro forma adjusted EBITDA of $53.7 million
•Closing is expected to occur prior to December 31, 2021
•DMC to acquire the remaining 40% interest in Arcadia through a three-year put and call option with a floor valuation of $187.1 million
•Total implied transaction value is $469.6 million
•Transaction value is 8.6x Arcadia’s trailing 12-month adjusted EBITDA of $54.6 million as of September 30, 2021

Kevin Longe, DMC’s president and CEO, said, “This is a milestone transaction for DMC and aligns with our strategy of building a diversified portfolio of industry-leading businesses with differentiated products and services. The acquisition of Arcadia will double DMC’s consolidated sales, strengthen our gross margins and provide diversification outside our more cyclical energy and industrial infrastructure markets.

“Arcadia’s strong position in a $4.5 billion segment of the architectural products industry will also significantly expand DMC’s addressable market. We look forward to supporting Arcadia’s growth plans, and I am delighted to welcome CEO Jim Schladen and the company’s 850 employees to the DMC family.”

Schladen added, “This is an exciting transaction for Arcadia, its employees and our customers. We look forward to DMC’s support as we expand Arcadia’s capacity and increase its position in the commercial and high-end residential architectural products markets. I am confident this will be an outstanding partnership that will provide long-term benefits to Arcadia, DMC, and our stakeholders.”

Inclusive of Arcadia, DMC’s consolidated pro forma sales for the trailing 12 months ended September 30, 2021, would be $491 million, while consolidated adjusted EBITDA would be $53.7 million. Arcadia recorded unaudited sales of $245.7 million and adjusted EBITDA of $54.6 million for the trailing 12-month period. Under the structure of the agreement, 60% of Arcadia’s adjusted EBITDA will be reported by DMC.

From 2010 through 2020, Arcadia increased its sales at a 13% compound annual growth rate (CAGR) and increased adjusted EBITDA at a 23% CAGR.

DMC expects the acquisition will be accretive to earnings within the first year. Arcadia will operate as a standalone business of DMC and will be led by Jim Schladen and his management team.

Based in Vernon, California, Arcadia operates three divisions. Its commercial architectural products business, Arcadia Inc., primarily serves the low and mid-rise commercial buildings market. Its differentiated business model is focused on providing a broad selection of architectural framing solutions, short lead times, reliable product availability, and exceptional service. Its customer base includes more than 2,000 glass and glazing contractors, building owners, and commercial architects. Arcadia Inc. has established a leading position in the western and southwestern United States, and it serves a diverse range of end markets that include commercial offices, healthcare, higher education, retail, civic and public facilities, and religious buildings.

Arcadia’s commercial interiors business, Wilson Partitions, provides a national customer base with custom interior architectural framing systems. Its products are used in new construction and repair and remodel projects, and address noise control, fire rating, functionality, and aesthetics.

Arcadia’s residential business, Arcadia Custom, provides premium, energy-efficient steel, aluminum, and wood windows and doors to the America’s fast-growing, high-end home market. The division works closely with architects, contractors, and installers. It sells through a national network of sales agents, and approximately 140 high-end window and door dealers.

New Senior Secured Credit Facilities
To fund a portion of the purchase price for the acquisition, DMC expects to enter into a new five-year syndicated credit facility, which includes a $150 million term loan and a $50 million revolving line of credit. The term loan will be fully funded and will be used to complete the acquisition, while the revolving line of credit will be fully undrawn and available. The term loan and revolving credit facility will bear interest at the Secured Overnight Financing Rate (SOFR) plus 2.5% at inception.

Presentation

A presentation on the transaction, Arcadia’s business and pertinent financial data is available here:
https://dmc.mobi/arcadia

Conference Call
DMC will conduct an investor conference call to discuss the planned acquisition today at 9:00 a.m. Mountain (8:00 a.m. Pacific and 11:00 a.m. Eastern). The call is available live via the Internet at: https://www.webcaster4.com/Webcast/Page/2204/43976, or by dialing 888-506-0062 (973-528-0011 for international callers) and entering the code 741823. A telephonic replay will be available through January 17, 2022, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID 43976.

Additional information about Arcadia is available on its websites:
https://arcadiainc.com/
https://arcadiacustom.com/
https://www.wilsonpart.com/

Houlihan Lokey acted as sole financial advisor to Arcadia and Proskauer Rose LLP acted as legal advisor to certain shareholders of Arcadia. Davis Graham & Stubbs LLP served as legal advisor to DMC Global. KeyBank National Association (NYSE: KEY) is the Administrative Agent under the senior secured credit facility. KeyBanc Capital Markets Inc. is Sole Bookrunner and KeyBanc Capital Markets Inc. and U.S. Bank National Association are Joint Lead Arrangers. U.S. Bank National Association is Syndication Agent and BOKF, NA is Documentation Agent.

About DMC Global
DMC Global operates a portfolio of innovative, asset-light businesses that provide differentiated products and services to their respective industries. The Company’s strategy is to identify well-run businesses with strong management teams, and support them with long-term capital and strategic, financial, legal, technology and operating resources. DMC helps portfolio companies grow their core businesses, launch new initiatives, upgrade technologies and systems to support their long-term growth strategies, and make acquisitions that improve their competitive positions and expand their markets. The Company’s current portfolio consists of DynaEnergetics, which serves the global energy industry, and NobelClad, which addresses the global industrial process and transportation sector. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.”

Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future, including the closing of the acquisition, the entry into and terms of the credit facilities, the acquisition of the remaining 40% of Arcadia, future financial results and the benefits of the acquisition. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, the risk that the transactions described herein will not be completed as planned and the risk that the acquisition will not have the expected benefits, including as a result of unanticipated liabilities, integration or performance issues and/or general economic conditions, and other factors described in the public filings made by DMC Global at www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and DMC Global disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

*Use of Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure used by management to measure operating performance and liquidity. Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules).

Management uses adjusted EBITDA in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance. As a result, internal management reports used during monthly operating reviews feature adjusted EBITDA measures. Management believes that investors may find this non-GAAP financial measure useful for similar reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. In addition, management incentive awards are based, in part, on the amount of adjusted EBITDA achieved during relevant periods. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to adjusted EBITDA is required by the lenders under DMC’s credit facility.

Net debt is defined as total debt less cash and cash equivalents and marketable securities. Net debt is used by management to supplement GAAP financial information and evaluate DMC’s performance, and management believes this information may be similarly useful to investors.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes, restructuring and impairment charges). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

DMC Global Inc.
Condensed and Consolidated Statements of Operations

	Trailing Twelve Months Ended September 30, 2021
			Redeemable	Pro Forma	Pro Forma
	DMC	Arcadia	Noncontrolling	Arcadia	Combined
In Millions	(Unaudited)	(Unaudited)	Interest (1)	(Unaudited)	(Unaudited)
Net sales	$245,384	$245,653		$245,653	$491,037
Gross profit	58,732	87,006		87,006	145,738
Gross profit %	23.9%	35.4%		35.4%	29.7%

Selling, general, and administrative expenses	55,050	34,243		34,243	89,293

Amortization	1,196			—	1,196

Depreciation and amortization	12,061	1,789		1,789	13,850
Stock-based compensation expense	6,425	—		—	6,425
Adjusted EBITDA *	20,972	54,552	(21,821)	32,731	53,703
Adjusted EBITDA % *	8.5%	22.2%		13.3%	10.9%

	Nine Months Ended September 30, 2021
			Redeemable	Pro Forma	Pro Forma
	DMC	Arcadia	Noncontrolling	Arcadia	Combined
In Millions	(Unaudited)	(Unaudited)	Interest (1)	(Unaudited)	(Unaudited)
Net sales	$188,271	$183,692		$183,692	$371,963
Gross profit	46,546	66,080		66,080	112,626
Gross profit %	24.7%	36.0%		36.0%	30.3%

Selling, general, and administrative expenses	42,501	25,496		25,496	67,997

Amortization	823			—	823

Depreciation and amortization	9,223	1,286		1,286	10,509
Stock-based compensation expense	4,904			—	4,904
Adjusted EBITDA *	17,349	41,870	(16,748)	25,122	42,471
Adjusted EBITDA % *	9.2%	22.8%		13.7%	11.4%
(1) Represents the Adjusted EBITDA attributable to the 40% redeemable noncontrolling interest.

Reconciliation of Non-GAAP Financial Measurements to
Most Directly Comparable GAAP Financial Measurements

	Trailing Twelve Months Ended September 30, 2021
	DMC	Arcadia	Combined
$000	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$1,632	$52,970	$54,602
Interest expense, net	397		397
Income tax provision	437	889	1,326
Depreciation	10,865	1,789	12,654
Amortization	1,196		1,196
EBITDA	14,527	55,648	70,175
Restructuring	209		209
Due diligence adjustments (1)		(1,096)
Stock-based compensation	6,425		6,425
Other expense, net	(189)		(189)
Adjusted EBITDA	20,972	54,552	75,524
Adjusted EBITDA attributable to redeemable noncontrolling interest (2)		(21,821)	(21,821)
Adjusted EBITDA attributable to DMC	20,972	32,731	$53,703
(1) Due Diligence adjustments to reconcile Net income to Adjusted EBITDA on a similar basis to DMC Global Inc.
(2) Represents the Adjusted EBITDA attributable to the 40% redeemable noncontrolling interest.